Putnam Tax Exempt Income Fund, March 31, 2016 semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows

72DD1

Class A		16,054
Class B		   108
Class C		   519
Class M		   108

72DD2

Class Y		   782

73A1

Class A		0.1604
Class B		0.1327
Class C		0.1260
Class M		0.1479

73A2

Class Y		0.1698

74U1

Class A		100,746
Class B		    850
Class C		  4,382
Class M		    740

74U2

Class Y		  5,100

74V1

Class A		8.79
Class B		8.79
Class C		8.81
Class M		8.82

74V2

Class Y		8.81

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.